EXHIBIT 10.3

Ref No: UHT/HR/07/0056

Date: 19th July 2011

MS. WONG SEK FONG
NRIC No.780619-14-6274
18, JALAN MATA AIR SATU
OFF JALAN GENTING KELANG
63200 SETAPAK
KUALA LUMPUR
MALAYSIA

Dear Ms. Wong,

LETTER OF APPOINTMENT FOR THE POST OF CORPORATE SECRETARY

We are pleased to confirm your employment as Corporate Secretary of PGCG group under the following terms and conditions:-

1) GRADING / SALARY
You are graded under Executive Level (1) in the Staff Grading Scheme. Your commencement salary shall be RM 3,800 per month and shall be reviewed in January of each calendar year. Salary revision shall depend on individual performance and achievement. Salary matters shall be treated at all times with strictest confidence and shall not be a subject for discussion except with management.

2) INCENTIVE
You are entitled to the Quarterly Performance Incentive as stated in the company's incentive scheme.

3) PREVIOUS CONTRACT
This letter shall supersede the previous Employment Agreement between you and Prime Global Capital Group Incorporated dated April 21, 2011.

4) APPOINTMENT DATE
As discussed and agreed, the effective date of your employment shall be 1st July 2011.

5) NORMAL WORKING HOURS
Monday to Friday    :9.00 am to 6.30 pm
Lunch Break                      :12.30 pm to 1.30 pm

It is however understood and agreed that these working hours may be varied from time to time as the Company's requirements may dictate.

6) TIME AND ATTENTION
During the continuance of your employment under this agreement you shall:
a)	Devote the whole of your time, attention and skills to the business and affairs of the Company and shall at all times comply with the reasonable and lawful directions of the Company;

b)
Faithfully and diligently perform such duties (whether or not within the normal scope of your duties) and exercise such powers as may be assigned to or vested in you by the Company and shall do your utmost to promote the interest of the Company; and

c)
Comply with the rules and regulations of the Company (which may be varied, amended or supplemented from time to time by the Company) and any other document which may be issued by the Company setting out the terms and conditions for its employees.

7) SCOPE OF WORK AND RESPONSIBILITES
You shall report to the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO") and such other officer of the Company as the CEO may determine from time to time. As the Corporate Secretary, you shall have the authority and duty to manage and oversee the corporate records of the Company and shall have such other duties and responsibilities as the CEO or CFO shall determine, assign, or delegate from time to time during the Term. Subject to the foregoing, you shall be subject to the overall supervision and policies of the Board and the CEO.
8) PROBATIONARY PERIOD
As this is a lateral reassignment, you are not required to serve the customary probationary period. Your employment are hereby confirmed.

9) TERMINATION OF SERVICE
a)	The termination notice for Employee to the Company shall be two (2) month's notice in writing or salary in lieu of notice thereof.

b)
Company shall have the right to terminate the employment agreement by giving you twenty-four (24) hours notice and without any compensation payable to you in event of any gross misconduct or criminal activities committed by you or serious default or breach by you of any terms of the employment agreement or any of the Company's rules and regulations which are in existence now or subsequently revised or imposed by the Company,

The employee shall be deemed to have broken his/her contract of service with the Company if he/she has been continuously absent from work for more than two (2) days:

a)	without prior leave from the Company, and without reasonable explanation, or
b)	without informing or attempting to inform the Company of his/her reason of such absence.

10) EMPLOYEES' PROVIDENT FUND / SOCSO
The Company and you shall contribute monthly sums of money to the Employees' Provident Funds (EPF) and SOCSO at the current statutory rates or in accordance with such other prevailing legislation.

11) BONUS
Bonus is non contractual and its payment shall be at the entire discretion of the Company and also based on your performance or achievement.

12) BUSINESS TRIP ALLOWANCE AND REIMBURSEMENT
Business Trip Allowance and Reimbursements will be paid on every 15th of the month with refer to the Business Trip Claim Scheme upon submission of the approved Claim Form, accompanied with valid original receipts which must be verified and approved by the Company's authorized personnel.

13) ANNUAL LEAVE
You shall be granted as detailed below vacation leave for each year of completed service with the Company, to be taken partially or fully at a mutually convenient time. Annual vacation leave shall not be accrued without written approved.

Less than 5 years =16 days
5 years and above = 18 days

You must notify the Company one (1) week in advance prior to commencement of the annual leave, and entitled annual leave has to be utilised by 31st December of each year. Unless authorized by management, this portion cannot be redeemed for cash or benefit in kind. Maximum of 7 days can be carried forward to the following year.

14) SICK LEAVE
Paid sick leave shall be applicable to employee of the Company to fourteen (14) days per year when hospitalization is not required. You shall notify the Company within twelve (12) hours of such incapacity and shall furnish the Company of such evidence as may be required. Extended periods of sick leave may be considered at the sole discretion of the Company on a case to case basis, depending on length of service with the Company and the circumstances of each individual case. In the event of hospitalization, the entitlement is sixty (60) days of sick leave per year.

15) MEDICAL TREATMENT
Claims of medical attention and treatment must be substantiated by official receipts and medical receipt of legitimate medical practitioners. This entitlement is subject to a maximum aggregate limit of RM35 at any one time or any other amount that may be determined by the management from time to time. This benefit is in respect of yourself and not for your family and relatives, and does not include self-inflicted injury, specialist medical / gynaecology treatments, dental and optical care or hearing aids.

16) MATERNITY LEAVE
A female employee shall be granted sixty (60) consecutive days. Paid maternity leave shall only be granted to the first five (5) children of the female employees. The period of maternity shall include Saturday, Sunday and public holiday which falls during the period of maternity leave. Maternity leave may commence after at least 28 weeks of pregnancy. Leave of absence from work to illness of any kind during the first 28 weeks shall be considered as normal sick leave.

17) PATERNITY LEAVE
A male employee shall be entitled to one (1) day's paternity leave at the time of the birth of their child upon confirmation of service with the Company.

18) MATRIMONIAL LEAVE
A confirmed employee shall be entitled to two (2) days of matrimonial leave in connection to a first legal marriage while in the employment of the Company.

19) COMPASSIONATE LEAVE
You shall be entitled to two (2) days of compassionate leave in relation to the bereavement of a member of the employee's immediate family. The immediate family shall mean the employee's first legal spouse, parents, siblings, children and parents-in-law. Additional leave may be granted at the discretion of management of the Company.

20) PUBLIC HOLIDAYS
You will be entitled to the following gazetted State/Federal Public Holidays in any calendar year.

New Year's Day	Hari Raya Haji	Deepavali
Prophet Muhammad's Birthday	Labour Day	Hari Raya Puasa
Agong's Birthday	Wesak Day	Christmas
Federal Territory Day	Awal Muharram
Chinese New Year	National Day

21) CONFLICT OF INTEREST
It is a condition of your appointment that should you directly or indirectly at any item have any interest that might exist or be created in conflict with your responsibilities of your position or affecting the company business, you shall immediately disclose to the Management the nature, character and extent of such interest. In the event where there is a conflict of interest or being caught of any non disclosure, the Company shall have the absolute right and discretion to take whatsoever disciplinary action or steps deemed necessary, which shall also include the termination of the employment agreement as provided in Clause 9(c) above.

22) CONFIDENTIAL MATTERS
It is a condition of your appointment that you shall not, during the continuance of your employment or thereafter, divulge to any person whomsoever and shall use your best endeavours to prevent the publication or disclosure of any trade secrets or confidential information concerning the business or finances of the Company or any of its dealings, transactions or affairs which may come to your knowledge during or in the course of your employment and shall not, during the course of your employment permit or suffer to be done any damage or injury to the property, customers, members or distributors, stockiest or business of the Company.

23) INDEMNIFICATION
The Company reserves the right to pursue legal action if it deems such action appropriate in relation to clause (15), (16) above. The employee agrees to indemnify the Company, its affiliate companies, and all of its shareholders, employees against all claims, liabilities, demands, and causes of action of all kinds arising out of the employee's act of misconduct or breach of the terms and conditions of this employment.

24) NON DISCLOSURE AND NON COMPETITION AGREEMENT
Upon acceptance of this Employment Notice, the employee hereby agrees to enter into a Non-Disclosure and Non-Competition Agreement with the company for the confidentiality of the company's commercial and business interest.
25) PERSONAL PARTICULARS
You shall at all times be under a duty to provide and update the Company with your personal particulars, including but not limited to residential address, residential telephone number, identity card number, driving licence number, income tax reference number, Employee's Provident Fund membership number, date of birth and corresponding particulars of spouse, next of kin and children.

26) RIGHT TO VARY TERMS
The Company shall have the right to vary the terms and conditions of service of this agreement from time to time to meet the needs of the Company.

27) SEVERABILITY
If any of the provisions of this agreement become invalid, illegal or unenforceable in any respect under any law, legality or enforceability of the remaining provisions shall not be in any way affected or impaired.

All other terms and conditions not stated will be in accordance with the present labour laws and the Company's Staff Manual, a copy of which is available for your viewing at the Human Resources Department. The Company's Staff Manual is subject to review by the Company as and when deemed necessary. In the event of any inconsistency in the terms and conditions of employment, the Letter of Appointment shall take precedence.

We trust you have read and understood the terms and conditions of employment. We take this opportunity to express our pleasure in making this offer of appointment and believe that your services will give great satisfaction and growth to both parties.

If you are agreeable to the terms and conditions set herein, kindly sign and return the duplicate of this letter within (14) fourteen days from the above date for our record failing which, this letter of appointment shall lapse.

Yours sincerely,
Union Hub Technology Sdn. Bhd.

/s/ Karen Thum
Karen Thum
Human Resource Manager

I, Wong Sek Fong (NRIC No. 780619-14-6274), confirm acceptance of the above the terms and conditions of employment.

/s/ Wong Sek Fong
Signature

Date: 19th July 2011

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

This Agreement is made between UNION HUB TECHNOLOGY SDN. BHD. (the "Employer"), and (the "Employee"). WHEREAS, the Employee has or will obtain valuable experience and knowledge with respect to the affairs of the Employer in terms of their employment and working environment;

WHEREAS, the Employee realizes that the Employer has made a substantial investment in time and money in developing business and customer relationships, and that it is a legitimate business interest of the Employer to protect that investment and to retain its contracts with the good will of its customers, and the Employee further realizes that he is employed in a position of much trust and responsibility by the Employer;

WHEREAS, the Employee is willing to agree to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Employee's continued employment with the Employer and pursuant to the terms and conditions hereinafter set forth, and in further consideration of their mutual covenants herein contained, the parties hereto agree as follows:

1.   EMPLOYMENT AND DUTIES. The Employer agrees to continue to employ the Employee and the Employee accepts his continued employment as CHIEF FINANCIAL OFFICER or any other related position subject to the terms and conditions hereinafter set forth. The Employee's duties shall be those currently being performed by him for the Employer and any other related duties as may be determined and assigned to the Employee from time to time hereafter by the Employer.

2.   EXTENT OF SERVICES. The Employee shall devote his entire time, attention and energies to the business of the Employer and shall riot during his employment be engaged in any other business activity, without the continuing approval of his supervisors, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made.

3.   CONFIDENTIAL INFORMATION. Employee agrees not to divulge, disclose, or communicate to any person, firm, or corporation at any time, during or after employment, in any fashion, form or manner, either directly or indirectly, any information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer or Employee's employment with Employer which specifically includes any matter whatsoever concerning Union Hub Technology Sdn. Bhd., its subsidiaries, divisions or affiliated companies (collectively referred to hereafter as "Confidential Information") .

The parties agree that Confidential Information includes, without limiting the generality of the foregoing, the name of any customers of Employer, the prices it obtains or has obtained or at which it sells or has sold its products or services, research, development, marketing strategies, business plan and model, business/ trade information, inventing, accounting, computer hardware configuration, computer software, source code, manufacturing, engineering, merchandising, equipment, or any other information of, about, or concerning the business of Employer or the business of customers of Employer, its manner of operation, its plans, processes, or other data of any kind, nature, or description, without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important,

The parties agree that the above matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Employer, and its goodwill, and that any breach of the terms of this paragraph is a material breach hereof.
This Agreement shall not be deemed to prevent Employee from disclosing Confidential Information if all of the following circumstances exist: (1) such disclosure is necessary to the business of Employer and to the performance of the duties of Employee; (2) such disclosure does not involve trade secrets or other theretofore undisclosed matters; and (3) Employee makes such disclosure in circumstances and in a manner reasonably calculated to benefit Employer and not Employee or actual or potential competitors of Employer.

4.    RETURN OF CONFIDENTIAL INFORMATION. Upon termination of the Employee's employment, all documents, art or office supplies, records, computer hard drive, diskettes, or tape, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in the Employee's possession, whether prepared by him or others, will be left with the Employer. In the event of a breach or threatened breach by the Employee of the provisions of this Section 4, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

5.    PATENTS.

A.   The Employee shall disclose fully to the Employer any and all inventions which he shall conceive or make during his employment with Employer and all inventions which he shall conceive or make during the period of six (6) months after his last day of employment with Employer, which are in whole or in part the result of his work with the Employer. Such disclosure is to be made promptly after the conception of each invention, and the inventions are to become and remain the property of the Employer, whether or not patent applications are filed thereon. Upon request and at the expense of the Employer, the Employee is to make application through the patent solicitors of the Employer for letters patent of Malaysia and any and all other countries at the discretion of the Employer on such inventions and to assign all such applications to the Employer or its designated representative, all without additional payment during his employment by the Employer and for reasonable compensation for time actually spent by the Employee at such work at the request of the Employer after his employment. The Employee is to give the Employer, its attorneys and solicitors, all reasonable assistance in preparing andprosecuting such applications and, on request of the Employer, to execute all papers and do all things that may be reasonably necessary to protect the right of the Employer and vest in it or its assigns the inventions, applications and letters patent herein contemplated.

B.   With respect to inventions the concept, creation or development of which is outside the reasonable contemplation of the Employee's employment with the Employer and which are not derived from or the result in whole or in part of the Employee's work with the Employer and are not related in anyway or to any degree to any project or field of work in which the Employer was engaged or was actively considering during his employment by Employer, if, within six (6) months from the date on which a complete description (where necessary by sketches) of such an invention is submitted to the Employer by the Employee, the Employer has not filed a first patent application thereon, or requested a further period not exceeding six months, the Employer shall grant a written release of the invention to the Employee upon the Employee's written request (unless such release would conflict with any contractual obligations of the Employer or with governmental requirements) and such Employee shall thereafter be free to make application for a patent in respect of such invention at his own expense. In the event that the Employer does not release the invention in accordance with the foregoing provisions, the Employer shall make reasonable compensation for such invention.

6.    NONSOLICITATION OF CUSTOMERS. The Employee agrees to refrain, during his employment and for a period of two (2) years following his termination, from soliciting or accepting, or attempting to solicit or accept, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the employee had material contact during his employment for purposes of providing products or services that are competitive with those provided by the employer's business.

7.    NONSOLICITATION OF EMPLOYEES. The Employee agrees to refrain, during his employment and for two (2) years following his termination, from recruiting or hiring, or attempting to recruit or hire, directly or by assisting other, any other employee of the Employer or its affiliates.

8.    TERMINATION OF EMPLOYMENT. The Employee may be terminated by the Employer at any time if found guilty of misconduct specified or implied in relation to this agreement without severance pay.

9.    SEVERABILITY AND INTERPRETATION. In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless by enforceable according to their terms. Further, in the event that any provision are held to be overbroad as written, such provisions shall be deemed amendable to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforceable as amended.

10.   APPLICABLE LAW/JURISDICTION/VENUE. This Covenant Not to Compete and Non-Disclosure Agreement, and Employee's employment hereunder, shall be construed according to the laws of the state of Willayah Persekutuan and Employee hereby submits to the jurisdiction of the courts of the state of Willayah Persekutuan and waives application of any foreign law relating to this Agreement and Employee's employment by UNION HUB TECHNOLOGY. Any suit or action of any kind relating to this Agreement or the subject matter hereof shall be brought in a court located in Willayah Persekutuan, Malaysia.

11.    MISCELLANEOUS.

A.   Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this agreement. All terms and words used herein shall be construed to include the number and gender as the context of this Agreement may require.

B.   This agreement may be executed in any number of counterparts, each of which shall be deemed an original part, all of which together shall constitute one and the same instrument.

C.   This agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter, including any prior agreements between the Employer and the Employee.

D.   No representation, promise, inducement or statement of intention has been made by the Employer or the Employee which is not embodied in this agreement.

E.   This agreement may be amended, modified, superseded or canceled, and any of the terms, provisions and conditions hereof may be waived, only by a written instrument executed by the Employer and the Employee. The failure of any party at any time or times to require performance of any provision herein shall not be construed to be a waiver of any succeeding breach of such provision by such party.

F.   The Employee agrees that the provisions of this agreement shall be binding on his heirs, assigns, executors, administrators, and other legal representatives.

IN WITNESS WHEREOF, the Employer has caused this agreement to be duly executed and delivered by its officer duly authorized, and the Employee has duly executed and delivered this agreement, all as of the date first below written.

SIGNED By	)	/s/ KAREN THUM
For and on behalf of	)	HUMAN RESOURCE MANAGER
Union Hub Technology Sdn Bhd	)	KAREN THUM

I, Wong Sek Fong (NRIC No. 780619-14-6274) having read and understood the terms and conditions contained in this letter of contract offer contained herein, hereby agree and accepts the employment terms herein.

/s/ Wong Sek Fong
Signature

Date: 19th July 2011